Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2019 FIRST QUARTER RESULTS

IRVINE, CA, November 8, 2018 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2019 first quarter ended September 30, 2018.

Net sales for the three months ended September 30, 2018 increased $1.8 million, or 34%, to $6.9 million from $5.2 million for the three months ended September 30, 2017.  The increase is driven by increased sales to our largest customer.

Gross profit for the three months ended September 30, 2018 increased $867,000, or 47%, to $2.7 million, compared to $1.9 million for the year-ago period, primarily due to continued efficiencies in our manufacturing and assembly operations as we continue to invest in new machinery, as well as our ability to better absorb our fixed operating costs in light of higher sales.  As a result, gross margin has improved by 3 percentage points to 39% during the three months ended September 30, 2018, compared to 36% during the corresponding year-ago period.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2018 remained relatively flat, increasing $13,000 from the corresponding year-ago period.

Net income for the quarter ended September 30, 2018 was $1.3 million, or $0.31 per share, compared to $628,000, or $0.15 per share, for the quarter ended September 30, 2017.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results which include record breaking sales and pre-tax income. We continue to focus on meeting the needs of our existing medical device customers and we are well on the path to release a private-labeled thoracic driver to one of our significant customers later this fiscal year. During the first quarter, we changed our banking relationship for all of our treasury needs and borrowed $5 million on a seven-year term loan at an annual interest rate of 5.53%, as well as establishing a $2 million revolving loan, which we have not drawn against. The capital infusion provided by the debt was strategically executed at this juncture to facilitate better terms and to provide us with flexibility to quickly respond to business opportunities that may arise.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2018	June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$8,315	$5,188
Investments	3,398	2,220
Accounts receivable, net of allowance for doubtful accounts of $1 and $14 at September 30, 2018 and at June 30, 2018, respectively	3,624	2,955
Deferred costs	82	32
Inventory	4,565	4,393
Notes receivable	1,189	1,176
Prepaid expenses and other current assets	421	269
Total current assets	21,594	16,233
Equipment and leasehold improvements, net	2,148	1,755
Intangibles, net	134	140
Deferred income taxes, net	1,220	1,678
Notes receivable, net of current portion	30	43
Other assets	68	68
Total assets	$25,194	$19,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,197	$1,083
Accrued expenses	1,055	1,266
Deferred revenue	70	31
Note payable and capital lease obligations	583	35
Income taxes payable	—	123
Total current liabilities	2,905	2,538
Deferred rent	112	97
Notes and capital leases payable, net of current portion	4,450	6
Total non-current liabilities	4,562	103
Total liabilities	7,467	2,641

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,249,548 and 4,331,089 shares issued and outstanding at September 30, 2018 and June 30, 2018, respectively	18,639	19,835
Accumulated other comprehensive income (loss)	145	(153)
Accumulated deficit	(1,057)	(2,406)
Total shareholders’ equity	17,727	17,276
Total liabilities and shareholders’ equity	$25,194	$19,917

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

 (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2018	2017

Net sales	$6,916	$5,162
Cost of sales	4,189	3,302
Gross profit	2,727	1,860

Operating (income) expenses:
Selling expenses	33	87
General and administrative expenses	565	504
Gain on disposal of equipment	(7)	(12)
Research and development costs	408	407
Total operating expenses	999	986
Operating income	1,728	874
Other income (expense):
Interest and miscellaneous income	74	18
Interest expense	(20)	(2)
Total other income	54	16

Income before income taxes	1,782	890
Provision for income taxes	433	262
Net income	$1,349	$628
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) from marketable equity investments, net of taxes	298	(109)
Comprehensive income	$1,647	$519

Basic and diluted income per share:
Net income	$0.31	$0.15

Weighted average common shares outstanding:
Basic	4,330,636	4,150,099
Diluted	4,372,893	4,189,724
Common shares outstanding	4,249,548	4,348,292

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,349	$628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88	153
Share-based compensation	10	3
Gain on disposal of equipment	(7)	(12)
Deferred income tax	404	66
Bad debt expense (recovery)	(13)	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(655)	1,284
Deferred costs	(50)	12
Inventory	(172)	(427)
Prepaid expenses and other assets	(152)	89
Accounts payable, accrued expenses and deferred rent	(82)	(744)
Deferred revenue	39	(1)
Income taxes payable	(123)	10
Net cash provided by operating activities	636	1,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(477)	(139)
Purchases of investments	(824)	(297)
Increase in notes receivable	—	(1,150)
Decrease (increase) in intangibles	1	(8)
Proceeds from disposal of equipment	7	12
Net cash used in investing activities	(1,293)	(1,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and notes payable	(10)	(14)
Borrowings from Minnesota Bank & Trust	5,000	—
Payment of employee payroll taxes on net issuance of common stock	(101)	—
Proceeds from shares issued under ATM, net of commissions and fees	—	2,169
Proceeds from ESPP Contributions	10	16
Repurchases of common stock	(1,115)	—
Net cash provided by financing activities	3,784	2,171

Net increase in cash and cash equivalents	3,127	1,650
Cash and cash equivalents, beginning of period	5,188	4,205
Cash and cash equivalents, end of period	$8,315	$5,855